Contact: Jon Anderson, Actel Corporation (650) 318-4445



For Immediate Release



                      ACTEL CORPORATION PREANNOUNCES BETTER

                      THAN EXPECTED FIRST QUARTER REVENUES


     Mountain View, Calif. - April 7, 2005 - Actel Corporation (NASDAQ: ACTL) today announced that its revenues for the first quarter of 2005, which ended April 3, 2005, increased sequentially by approximately 9%. In its business update released on March 10, 2005, Actel projected that first quarter revenues would increase sequentially in the mid single-digit range. Actel will release its first quarter financial results on April 26, 2005.



Editor's Note: The Actel name and logo are trademarks of Actel Corporation.